Submission of Proposals to a Vote of Shareholders

The annual meeting of shareholders of the Fund was held on April 14, 2016. The following is a summary of the proposals submitted to shareholders for vote at the meeting and votes cast.

Proposal

Votes for

Votes
against
Votes
abstained
Preferred
Shares
Election of
Barry M.
Portnoy as
trustee until
the
2019 annual
meeting

574

1

--

Common
and
Preferred
Shares



Election of
Arthur G.
Koumantzeli
s  as trustee
until the
2019 annual
meeting
6,065,037.24
6
567,326.59
6
71,855.04
4

In addition to the two trustees who were elected at the annual meeting, as noted above, the following other trustees continued in office after the Fund's annual meeting: Adam D. Portnoy, John L. Harrington and
Jeffrey P. Somers. Effective June 30, 2016, Arthur G.
Koumantzelis resigned from the Board. Joseph L. Morea was elected as an Independent Trustee of RIF to fill the vacancy created by Mr. Koumantzelis's retirement. Mr.
Morea's election as an Independent Trustee was effective upon Mr. Koumantzelis's retirement.